Exhibit 99

FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO telt@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

Teltronics Announces $539,000 Net Income for 2004
The Company's Operations Expense decreased another 12.9%.

SARASOTA, FL., April 4, 2005 - Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the year ended December 31, 2004. Revenues for 2004 were $46.0 million as compared to $46.9 million reported in 2003. The Company reported a net income of $539,000, a $3.8 million improvement, which resulted partially from the $1.2 million gain on the sale of certain patents, over the $3.3 million loss reported in 2003. The net loss available to common shareholders for 2004 decreased to $86,000 from, a $3.9 million loss for 2003. The Company's diluted net loss per share for 2004 was $0.01 as compared to a diluted net loss per share of $0.54 for 2003.

Gross profit margin increased from 39.0% for 2003 to 39.7% for 2004. The Company's operating expenses for 2004 decreased $2.6 million from 2003 due primarily to a full year realization of the Company's cost reduction program implemented.

"We are pleased that revenues have stabilized and that the industry appears to have turned the corner on the difficult times of the past four years", said Ewen Cameron, Teltronics' President and Chief Executive Officer. "The start of the industry's recovery along with the continuing benefits of our cost cutting initiatives enabled the Company to generate net income for the first time since 1999. What is most exciting is that we believe the Company is well positioned, both in product offerings and in its cost structure, to carry this performance into 2005 and beyond", Cameron concluded.

About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support - to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

See attached

TELTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
Current assets:	2004	2003
Cash and cash equivalents	$1,580,066	$146,277
Accounts receivable, net	5,499,092	3,560,936
Costs and estimated earnings in excess of billings on
uncompleted contracts	342,357	539,663
Inventories, net	3,858,167	5,491,472
Prepaid expenses and other current assets	380,831	433,955

Total current assets	11,660,513	10,172,303
Property and equipment, net	3,729,376	5,469,801
Goodwill	241,371	241,371
Other Intangible assets, net	483,396	192,835
Other assets	309,118	243,294

Total assets	$16,423,774	$16,319,604

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:
Current portion of long-term debt and capital lease obligations	$4,830,876	$11,250,031
Accounts payable	5,882,688	5,609,512
Billings in excess of costs and estimated earnings
on uncompleted contracts	218,921	469,210
Accrued payroll	1,605,179	1,325,061
Other current liabilities	657,467	949,632
Deferred revenue	1,387,588	1,457,852

Total current liabilities	14,582,719	21,061,298

Long-term liabilities:
Long-term debt and capital lease obligations, net of
current portion	7,884,606	1,382,695

Commitments and contingencies
Shareholders' deficiency:
Common stock, $.001 par value, 40,000,000 shares authorized,
7,861,539 and 7,729,736 issued and outstanding at
December 31, 2004 and 2003, respectively	7,862	7,730
Non-voting common stock, $.001 par value, 5,000,000 shares
authorized, zero shares issued and outstanding	--	--
Preferred Series A stock, $.001 par value, 100,000 shares
authorized, 100,000 shares issued and outstanding	100	100
Preferred Series B Convertible stock, $.001 par value, 25,000
shares authorized, 12,625 shares issued and outstanding	13	13
Preferred Series C Convertible stock, $.001 par value, 50,000
shares authorized, 40,000 shares issued and outstanding	40	40
Additional paid-in capital	24,301,205	24,169,538
Accumulated other comprehensive loss	(7,894)	(42,485)
Accumulated deficit	(30,344,877)	(30,259,325)

Total shareholders' deficiency	(6,043,551)	(6,124,389)

Total liabilities and shareholders' deficiency	$16,423,774	$16,319,604

TELTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003	2002
Net sales
Product sales and installation	$35,042,952	$37,269,249	$46,209,415
Maintenance and service	11,001,549	9,615,267	8,177,641

	46,044,501	46,884,516	54,387,056
Cost of goods sold	27,772,503	28,597,278	34,743,453

Gross profit	18,271,998	18,287,238	19,643,603

Operating expenses:
General and administrative	5,325,877	5,950,959	5,893,108
Sales and marketing	7,799,236	8,483,370	10,748,955
Research and development	3,114,231	4,191,145	4,563,149
Depreciation and amortization	1,081,100	1,258,208	1,392,321

	17,320,444	19,883,682	22,597,533

Income (loss) from operations	951,554	(1,596,444)	(2,953,930)

Other income (expense):
Interest	(1,420,317)	(1,403,833)	(1,258,056)
Financing	(220,351)	(271,166)	(343,424)
Gain on sale of patents	1,232,975	--	--
Litigation costs	--	--	(63,075)
Other	1,473	(24,808)	24,780

	(406,220)	(1,699,807)	(1,639,775)

Income (loss) before income taxes	545,334	(3,296,251)	(4,593,705)
Provision for income taxes	6,792	6,673	15,611

Net income (loss)	538,542	(3,302,924)	(4,609,316)

Dividends on Preferred Series
B and C Convertible stock	624,094	602,000	502,178

Net loss available to common shareholders	$(85,552)	$(3,904,924)	$(5,111,494)

Net loss per share:
Basic and Diluted	$(0.01)	$(0.54)	$(0.93)

Weighted average shares outstanding:
Basic and Diluted	7,838,715	7,297,512	5,482,845

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